Exhibit 99.01

Enogex Sells $200 Million of 5-Year Senior Notes

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) announced today that its midstream pipeline subsidiary, Enogex LLC, sold $200 million of 6.875 percent 5-year senior notes.

Enogex intends to apply the net proceeds from the sale of the new notes to pay the purchase price in the tender offer for its 8.125 percent senior notes due 2010 that was announced earlier today. Any net proceeds from the issuance of the new notes not used in the tender offer will be used to repay borrowings under Enogex’s revolving credit facility.

The notes are being issued in a transaction exempt from the registration requirements of the Securities Act of 1933 and have not been and will not be registered under the Securities Act of 1933, and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 772,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.